For Additional Information:
Haug Scharnowski, VP Corporate Relations
763-450-2352
hscharnowski@navarre.com

NAVARRE CORPORATION ANNOUNCES
RESIGNATION OF CHIEF FINANCIAL OFFICER AND DIRECTOR

MINNEAPOLIS, MN — July 12, 2005 — Navarre Corporation (NASDAQ: NAVR) a publisher and distributor of a broad range of home entertainment and multimedia software products, today announced that James G. Gilbertson has resigned as Chief Financial Officer and Director of the Company in order to pursue other business interests. Mr. Gilbertson has agreed to remain in a consulting capacity with the Company until August 15, 2005.

Eric Paulson, Chairman and Chief Executive Officer, stated, “We appreciate Jim’s many contributions to the growth and repositioning of Navarre over the past several years, as well as his professionalism in planning a smooth transition. All of us at Navarre join me in wishing Jim every success in his future endeavors.”

The Company indicated that it anticipates appointing a new, independent director in the near future and that it is undertaking a search for a new Chief Financial Officer.

About Navarre Corporation

Navarre Corporation (Nasdaq: NAVR) is a publisher and distributor of a broad range of home entertainment and multimedia products, including PC software, CD audio, DVD and VHS video, video games and accessories. Since its founding in 1983, the company has established distribution relationships with customers across a wide spectrum of retail channels which includes mass merchants, discount, wholesale club, office and music superstores, military and e-tailers nationwide. The company currently provides its products to over 18,000 retail and distribution center locations throughout the United States and Canada. Navarre has recently expanded its business to include the licensing and publishing of home entertainment and multimedia content, primarily through the acquisitions of Encore Software, Inc., BCI Eclipse Company, LLC, FUNimation Productions, Ltd. and the FUNimation stores, Ltd. For more information, please visit the company’s web site at http://www.navarre.com.